Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-178823 on Form S-3 of our report dated March 26, 2014 relating to the statements of financial condition of United States Commodity Funds LLC and Subsidiaries as of December 31, 2013 and 2012 appearing in this Current Report on Form 8-K of the United States Gasoline Fund, LP.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado
March 26, 2014